EXHIBIT 99.1

 DRI Corporation Notes Passage of Federal Transit Funding Legislation

          H.R. 1 Authorizes $3.4 Billion for Transit Security

     DALLAS--(BUSINESS WIRE)--July 30, 2007--DRI Corporation (DRI) (Nasdaq:TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that Congress has approved H.R. 1, Improving America's Security Act of 2007, which authorizes a significant increase in transit security funding -- $3.4 billion over federal fiscal years 2008-2011.

    "This legislation sets a new transit security funding record. If President Bush signs it into law, we believe it may establish a trend for increased security-related funding -- a trend that is important to our business. It also underscores that Congress understands the long-term need to significantly increase federal support for improving security for millions of Americans as they ride our nation's public transportation systems. This authorizing legislation better addresses security needs in light of the terrorist attacks that occurred on public transportation systems in London, Madrid, and Moscow," David L. Turney, the Company's Chairman, President and Chief Executive Officer, said.

    According to the American Public Transportation Association
(APTA), H.R. 1 also authorizes direct funding to public transportation agencies without the requirement for a state or local funding match. Authorized federal funding levels are $650 million for fiscal year 2008, $750 million for fiscal year 2009, $900 million for fiscal year 2010, and $1.1 billion for fiscal year 2011.

    Mr. Turney said that direct security funding means transit agencies will be able to more quickly address the need for improved security. "Transit agencies have already expended substantial amounts of their own funds on security improvements. This federal legislation may also indirectly benefit our overall business as local transit agency funds that might otherwise have been directed at security measures may now instead be used to improve and expand transit services through increased acquisition of new vehicles and engineered systems in the aftermarket."

    ABOUT APTA

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing and amount of proposed U.S. federal transit funding, statements made by David L. Turney and APTA regarding the uses of the recently proposed U.S. federal transit and transit security funding and whether this increased funding may evidence a trend toward increased public transit security funding, statements about the anticipated benefits that this proposed legislation may have on the Company's business and operations, the expected demand for our products and their ability to help improve transit security, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties pertaining to the statements concerning the timing and amount of proposed U.S. federal transit and transit security funding, risks that those funds may not be directly spent on security related public transit projects, risks that this increased funding may not establish a trend toward increased public transit security funding that would in turn benefit the Company's business and operations, risks that there may not be an increased demand for our products, risks that our products may not add, or may not be perceived as adding, value towards improved transit security, as well as other risks and uncertainties as set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com